EXHIBIT 107.1

Calculation of Filing Fee Table

Form 424B5

(Form Type)

Enterprise Products Operating LLC

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.60% Senior Notes due 2027	Rule 457(r)	1,000,000,000	99.897%	$998,970,000	0.00014760	$147,447.98

Fees to Be Paid	Debt	4.85% Senior Notes due 2034	Rule 457(r)	1,000,000,000	99.705%	$997,050,000	0.00014760	$147,164.58

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,996,020,000		$294,612.56

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$294,612.56